Exhibit 99.1

[LETTERHEAD OF ENGAGE, INC.]

Engage and JDA Complete Acquisition

FOR IMMEDIATE RELEASE

ANDOVER, MASS, August 5, 2003- Engage, Inc. (OTCBB: ENGA) announced that on August 4, 2003 JDA Software Group, Inc. (Nasdaq: JDAS) completed the acquisition of substantially all of Engage’s remaining assets and operations for $3.0 million in cash plus the assumption of liabilities of approximately $800,000. In addition, JDA will assume certain of Engage’s long-term operating agreements.

Engage anticipates that the proceeds of the foregoing sale will be used to pay the claims of certain creditors in accordance with the provisions of the U.S. Bankruptcy Code. Engage does not believe that it is likely that there will be any recovery for the Company’s stockholders.

On June 19, 2003, Engage, and five of its United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts (Western Division). On July 23, 2003, Engage conducted an auction with respect to substantially all of its domestic assets pursuant to procedures approved by the U.S. Bankruptcy Court. At the conclusion of the auction process, the Court approved the sale of substantially all of the Engage’s assets to JDA.

Statement Under the Private Securities Litigation Reform Act

Statements in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect assumptions and involve risks and uncertainties that may affect the company’s business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors and risks that may affect the company’s future results are the ability of the Company to successfully: conclude a financial and operational reorganization of the Company in the Chapter 11 process; and the Company’s ability to manage other uncertainties and risk factors, such as those described from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2002 and Quarterly Report on Form 10-Q for the period ended January 31, 2003.